PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 26, 2001)
                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-55386

                                  $850,000,000

                               OMNICOM GROUP INC.
                      Liquid Yield Option(TM) Notes due 2031
                              (Zero Coupon-Senior)

      This prospectus supplement relates to the resale by the selling securityholders of Liquid Yield Option(TM) Notes (Zero Coupon -- Senior) due 2031 (the "LYONs") of Omnicom Group Inc. and the shares of common stock issuable upon the conversion and/or redemption of the LYONs.

      This prospectus supplement should be read in conjunction with the prospectus dated February 26, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

      The following information replaces in its entirety the information provided in the prospectus under the caption "Selling Securityholders."

                             SELLING SECURITYHOLDERS

      The LYONs were originally issued by us and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this prospectus, as amended or supplemented, any and all of the LYONs and the shares of common stock issuable upon conversion and/or redemption of the LYONs.

      Set forth below are the names of each selling securityholder, the principal amount of LYONs that may be offered by such selling securityholder pursuant to this prospectus, as amended or supplemented, and the number of shares of common stock into which such LYONs are convertible. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      The following table sets forth certain information received by us on or prior to April 19, 2001. However, any or all of the LYONs or common stock listed below may be offered for sale pursuant to this prospectus, as amended or supplemented, by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their LYONs since the date on which the information regarding their LYONs was provided, in transactions exempt from the registration requirements of the Securities Act.

                                                                                              Common Stock
                                                     Aggregate Principal Amount  Percentage   Beneficially   Common Stock
                                                        of LYONs at Maturity      of LYONs    Owned Prior     Registered
                        Name                              that may be Sold       Outstanding  to Conversion    Hereby(1)
-------------------------------------------------    --------------------------  -----------  -------------   -----------
AAM/Zazove Institutional Income Fund L.P. (BS) ....        $  1,000,000                *           --            9,090
AFTRA Health Fund .................................             475,000                *           --            4,317
AIG SoundShore Holdings Ltd. ......................           6,451,000                *           --           58,639
AIG SoundShore Opportunity Holding Fund Ltd. ......           7,328,000                *           --           66,611
AIG SoundShore Strategic Holding Fund Ltd. ........           4,221,000                *           --           38,368
Allstate Insurance Company ........................           1,700,000                *       85,300           15,453
Allstate Life Insurance Company ...................           2,300,000                *       85,300           20,907
American Country Insurance Company ................             600,000                *           --            5,454
American Founders Life Insurance Company ..........             100,000                *           --              909
American Pioneer Life Ins. Co. of New York ........              90,000                *           --              818
American Progressive Life and Health Ins. Co. of
   New York .......................................              90,000                *           --              818
American Public Entity Excess Pool ................              60,000                *           --              545
AmWest Surety Insurance Company ...................             270,000                *           --            2,454
Arpeggio Fund, L.P. ...............................           1,000,000                *           --            9,090
Baltimore Life Insurance Company ..................             300,000                *           --            2,727
BCS Life Insurance Company ........................             650,000                *           --            5,908
Bear, Stearns & Co., Inc. .........................           2,500,000                *           --           22,725
Brown & Williamson Tobacco Master
   Retirement Trust ...............................             100,000                *           --              909
Buckeye State Mutual Insurance Company ............              30,000                *           --              272

                                                                                              Common Stock
                                                     Aggregate Principal Amount  Percentage   Beneficially   Common Stock
                                                        of LYONs at Maturity      of LYONs    Owned Prior     Registered
                        Name                              that may be Sold       Outstanding  to Conversion    Hereby(1)
-------------------------------------------------    --------------------------  -----------  -------------   -----------
Catholic Mutual Relief Society of America .........             500,000                *           --            4,545
Catholic Mutual Relief Society of America
   Retirement Plan & Trust ........................             300,000                *           --            2,727
Catholic Relief Insurance Company of America ......             600,000                *           --            5,454
Celina Mutual Insurance Company ...................              25,000                *           --              227
Central States Health & Life Company of Omaha .....             220,000                *           --            1,999
Chicago Mutual Insurance Company ..................              70,000                *           --              636
Chrysler Insurance Company ........................           4,000,000                *           --           36,360
Colonial Life Insurance Company of Texas ..........              25,000                *           --              227
Commonwealth Dealers - CDLIC ......................             200,000                *           --            1,818
Concord Life Insurance Company ....................             140,000                *           --            1,272
Condor Insurance Company ..........................             180,000                *           --            1,636
CSA Fraternal Life Insurance Company ..............             130,000                *           --            1,181
Cumberland Mutual Fire Insurance Company ..........             220,000                *           --            1,999
Dakota Truck Underwriters .........................              25,000                *           --              227
D.E. Shaw Investments, L.P. .......................             800,000                *           --            7,272
D.E. Shaw Valence, L.P. ...........................           3,200,000                *           --           29,088
Educators Mutual Life Insurance Company ...........             250,000                *           --            2,272
Farmers Home Mutual Insurance Company .............             450,000                *           --            4,090
Federated Rural Electric Insurance Exchange .......             360,000                *           --            3,272
First Dakota Indemnity Company ....................              20,000                *           --              181
First Mercury Insurance Company ...................             620,000                *           --            5,635
First Union National Bank .........................          21,000,000             2.47%          --          190,890
Forest Alternative Strategies Fund II LP A5M ......             150,000                *           --            1,363
Forest Fulcrum Fund L.P. ..........................           1,200,000                *           --           10,908
Forest Global Convertible Fund A5 .................           5,850,000                *           --           53,176
Fort Dearborn Life Insurance Company ..............             250,000                *           --            2,272
Gaia Offshore Master Fund Ltd. ....................          12,500,000             1.47%          --          113,625
GLG Global Convertible Fund .......................           1,650,000                *           --           14,998
GLG Global Convertible Ucits Fund .................             350,000                *           --            3,181
GLG Market Neutral Fund ...........................           2,500,000                *           --           22,725
Goodville Mutual Casualty Company .................              50,000                *           --              454
Grain Dealers Mutual Insurance ....................             160,000                *           --            1,454
Green Tree Perpetual Assurance Company ............             300,000                *           --            2,727
Guaranty Income Life Insurance Company ............             450,000                *           --            4,090
Guarantee Trust Life Insurance Company ............           1,000,000                *           --            9,090
Hamilton Partners Limited .........................          20,000,000             2.35%          --          181,800
Hannover Life Reassurance Company of America ......             500,000                *           --            4,545
HFR Master Fund LTD ...............................             200,000                *           --            1,818
HighBridge International LLC ......................          30,000,000             3.53%          --          272,700
Holy Family Society ...............................              90,000                *           --              818
IMF Convertible Fund ..............................             700,000                *           --            6,363
Integrity Mutual Insurance Company ................             300,000                *           --            2,727
Investcorp - SAM Fund Ltd. ........................           3,200,000                *           --           29,088
ISBA Mutual Insurance Company .....................             225,000                *           --            2,045
Kanawha Insurance Company .........................             250,000                *           --            2,272
KBC Financial Products USA ........................           2,000,000                *           --           18,180
Landmark Life Insurance Company ...................              60,000                *           --              545
Lebanon Mutual Insurance Company ..................             100,000                *           --              909
LLT Limited .......................................             400,000                *           --            3,636
Loyal Christian Benefit Association ...............              80,000                *           --              727
Lyxor Master Fund, c/o Forest Investment
   Management L.L.C ...............................           1,600,000                *           --           14,544
Mainstay Convertible Fund .........................           7,000,000                *           --           63,630
Mainstay VP Convertible Portfolio .................           1,600,000                *           --           14,544
Marquette Indemnity and Life Insurance Comp .......              80,000                *           --              727
McMahan Securities Co. L.P. .......................             100,000                *           --              909
Medico Life Insurance Company .....................             800,000                *           --            7,272
Medmare Insurance Company .........................             500,000                *           --            4,545
Merrill Lynch, Pierce, Fenner & Smith
   Incorporated(2) ................................          62,225,000             7.32%          --          565,625
Michigan Professional Insurance Exchange ..........             110,000                *           --              999
Mid America Life Insurance Company ................             100,000                *           --              909
Middle Cities Risk Management Trust ...............             200,000                *           --            1,818
Midwest Security Life .............................             280,000                *           --            2,545
Morgan Stanley & Co. Incorporated(3) ..............          15,000,000             1.76%          --          136,350
MSC Life ..........................................              50,000                *           --              454

                                                                                              Common Stock
                                                     Aggregate Principal Amount  Percentage   Beneficially   Common Stock
                                                        of LYONs at Maturity      of LYONs    Owned Prior     Registered
                        Name                              that may be Sold       Outstanding  to Conversion    Hereby(1)
-------------------------------------------------    --------------------------  -----------  -------------   -----------
Mutual Protective Insurance Company ...............           1,100,000                *           --            9,999
National Mutual Insurance Company .................              30,000                *           --            4,545
NCMIC .............................................             500,000                *           --              272
New Era Life Insurance Company ....................             300,000                *           --            2,727
New York Life Separate Account #7 .................             900,000                *           --            8,181
Nomura Securities International, Inc. .............          15,000,000             1.76%     307,158          136,350
Oak Casualty Insurance Company ....................              40,000                *           --              363
Onyx Fund Holdings, LDC ...........................          12,000,000             1.41%          --          109,080
PHICO Insurance Company ...........................             600,000                *           --            5,454
Physicians Mutual Insurance Company ...............             600,000                *           --            5,454
Pioneer Insurance Company .........................              80,000                *           --              727
Premera Blue Cross ................................           1,500,000                *           --           13,635
R2 Investments, LDC ...............................         122,000,000            14.35%          --        1,108,980
Republic Mutual Insurance Company .................              15,000                *           --              136
Rhapsody Fund, LP. ................................           3,700,000                *           --           33,633
Royal Bank of Canada ..............................           6,000,000                *       95,033           54,540
Sagamore Hill Hub Fund Ltd. .......................          14,500,000             1.71%          --          131,805
Salomon Smith Barney Inc. .........................           3,000,000                *           --           27,270
SAM Investments LDC ...............................          50,000,000             5.88%          --          454,500
San Diego County Employees Retirement Association .           2,800,000                *           --           25,452
St. Albans Partners Ltd. ..........................          13,000,000             1.53%          --          118,170
Standard Mutual Insurance Company .................             300,000                *           --            2,727
State National Insurance Company ..................             120,000                *           --            1,090
Sylvan IMA Ltd., c/o Forest Investment
   Management L.L.C ...............................             800,000                *           --            7,272
Texas Builders Insurance Company ..................             120,000                *           --            1,090
Texas Hospital Insurance Exchange .................              25,000                *           --              227
Transguard Insurance Company of America, Inc. .....             900,000                *           --            8,181
Tribeca Investments LLC ...........................          25,000,000             2.94%          --          227,250
United National Insurance Company .................             850,000                *           --            7,726
Western Home Insurance Company ....................             180,000                *           --            1,636
West Virginia Fire Insurance Company ..............              10,000                *           --               90
Westward Life Insurance Company ...................             180,000                *           --            1,636
White River Securities L.L.C ......................           2,500,000                *           --           22,725
Wisconsin Lawyers Mutual Insurance company ........             200,000                *           --            1,818
Wisconsin Mutual Insurance Company ................             140,000                *           --            1,272
World Insurance Company ...........................             250,000                *           --            2,272
All other holders of LYONs or future transferees,
   pledgees,  donees or successors of any such
   holders(4)(5) ..................................         334,000,000            51.52%          --        3,036,086
                                                           ------------           ------      -------        ---------
   Total ..........................................        $850,000,000           100.00%     572,791        7,726,500
                                                           ============           ======      =======        =========

*  Less than 1%

----------
(1)   Assumes  conversion of all of the holder's  LYONs at a conversion  rate of
      9.09 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of the LYONs -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Merrill Lynch, Pierce, Fenner & Smith Incorporated was the initial purchaser in the private placement on February 7, 2001 in which the LYONs were originally issued. Merrill Lynch has advised us that it is not aware of any position, office or directorship relationship that it has had with Omnicom or its affiliates. However, Merrill Lynch has advised us that it may have, from time to time, acted in a financial investment advisory capacity to Omnicom.

(3) Morgan Stanley & Co. Incorporated was the initial purchaser in the offering of $230,000,000 aggregate principal amount of 2 1/4% convertible subordinated debentures due 2013 on January 6, 1998 by Omnicom.

(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(5) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

      The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the LYONs and common stock may rest with certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.
                                   ----------
           The date of this Prospectus Supplement is April 20, 2001.

----------
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